EXHIBIT 10.3
                        SALE AND PURCHASE AGREEMENT





     THIS AGREEMENT is made the 31st day of May, 1995.
                                ---------------------
BETWEEN:

1.   UNION TEXAS PETROLEUM LIMITED, a company incorporated in
     England whose registered number is 708552 and whose registered office is 5th Floor, Bowater House, 68-114
     Knightsbridge, London SW1X 7LR ("Buyer");

2. ORYX U.K. ENERGY COMPANY, a corporation organized and existing under the laws of the State of Delaware whose principal place of business is Charter Place, Vine Street, Uxbridge, Middlesex, England UB8 1EZ, ("Seller").

WHEREAS:

The Seller wishes to sell and Buyer wishes to purchase Seller's undivided interest under U.K. Continental Shelf Licence P213 encompassing Area A of Block 16/26 (containing Alba Field) and Area C of Block 16/26, all under the terms of this Agreement.

NOW THEREFORE IT IS HEREBY AGREED as follows:

1.   Definitions

     1.1 In this Agreement, including its recitals and schedules, the following expressions shall, except where expressly stated otherwise, have the following respective meanings:

          "Accruals Basis" means that basis of accounting under which costs and benefits are regarded as applicable to the period in which the liability for the cost is incurred or the rights to the benefits arise regardless of when invoiced, paid or received;

          "Affiliate" means in relation to any Party, any company or other entity which controls or is controlled by that Party or is controlled by a company or other entity which controls that Party. "Control" means the right to exercise, directly or indirectly, more than 50% of the voting rights of a company or other entity;

          "Asset" means Seller's undivided interest in and under the Licence and the Seller's 15.5% interest in and under the Joint Operating Agreement and, in particular, the Seller's 15.5% interest in Block 16/26 Area A and Block 16/26 Area C, (including, without limitation, all equipment, materials, Production Facilities and associated records and data and the burden of all corresponding obligations and liabilities), attaching to such interests, including the corresponding rights and interests in and under the Asset Documents;

          "Asset Documents" means all the agreements relating to the Asset as listed in Schedule 1;

          "Block 16/26 Area A" means that area defined in the Joint Operating Agreement as Area A of Block 16/26 (including, without limitation, the Alba Field, as defined in the Joint Operating Agreement and as may be defined by the Secretary of State from time to time);

          "Block 16/26 Area C" means that area defined in the Joint Operating Agreement as Area C of Block 16/26;

          "Business Day" means a day other than Saturday or Sunday on which banks are or, as the context may require, were generally open for business in the City of London and New York City;

          "Completion" means the completion of the sale and purchase of the Asset as provided for in Clause 6;

          "Completion Date" means the date on which Completion actually occurs;

          "Co-Venturers" means the persons (and their respective successors and assigns) other than Seller having undivided interests in the Licence and in all agreements, instruments and documents related to the Licence, including for the avoidance of doubt the Joint
          Operating Agreement;

          "Data" means all accounts, books and data relating to the Asset including, without prejudice to the generality of the foregoing, contracts, correspondence, information, data and reports (including petroleum engineering, reservoir engineering, drilling, geological, geophysical and all other kinds of technical data and reports, samples, well-logs and analyses in whatever form the same are maintained) together with (i) traded data other than the Traded Data; and (ii) so far as practical, meaningful extracts relating to the Asset of the accounts, books and data in the possession of the Seller, which relate partly to the Asset, but excluding information and data consisting of analysis prepared by Seller for its own internal corporate decision making and/or review process;

          "Data Room Documents" means the documents relating to the Asset and made available for the Buyer's inspection in the data rooms located at Seller's offices together with such other documents as Seller may have provided to the Buyer prior to the date hereof, all as set out in Schedule 6 hereto;

          "Effective Date" means 00:01 hours GMT on 1st July,
          1995;

          "Encumbrance" means any mortgage, charge (whether fixed or floating), pledge, lien, equity or encumbrance;

          "Further Documents" means the Working Interest Assignment and the other documents listed on Schedule 7 in a form reasonably satisfactory to Buyer and in accordance with this Agreement, to be executed in accordance with Clause 6.1.3 and 6.1.4, subject to such amendments required by the Secretary of State and in respect of documents set out in part 2 of Schedule 7 any reasonable amendments required by the Co-Venturers, together with such other documents as are required to effect Completion;

          "DTI" means the Department of Trade and Industry;

          "Interim Period" means the period of time commencing on the Effective Date and extending up to and including the Completion Date;

          "Joint Operating Agreement" means the Joint Operating
          Agreement dated 10 October 1990 as amended and restated;

          "LIBOR" for any period means the rate per annum quoted by National Westminster Bank plc, 53 Threadneedle Street, London EL2P 2JN for one (1) month deposits and in amounts of at least U.S. one (1) million dollars ($1,000,000) to leading banks in the London Interbank market at or about 11:00 a.m. (GMT) on Monday of each succeeding one (1) week term for the relevant period;

          "Licence" means the United Kingdom Petroleum Production Licence P. 213 granted under the provisions of the Petroleum (Production) Act 1934, as applied by the Continental Shelf Act 1964 and any extensions, amendments, variations or renewals of, or substitutions in respect of the whole or any part of, such licence in effect at the date hereof or hereafter;

          "Operator" shall mean the Operator, as such term is defined in the Joint Operating Agreement;

          "Party" means any party to this Agreement;

          "Petroleum" has the meaning assigned to it under the Licence;

          "Production Facilities" means the Alba Field platform and floating storage unit as described on schedule 5, and any other associated facilities, assets and systems related thereto;

          "Reference Interest Rate" means LIBOR for the period in question for the sum due but unpaid on such date for the period in question plus one (1) percentage point;

          "Secretary of State" means Her Majesty's Secretary of
          State for Trade and Industry;

          "Subsidiary" has the meaning assigned to it by Section
          736 of the Companies Act 1985;

          "Traded Data" means, with respect to the Asset, data which relates to an area unrelated thereto and which has been acquired by trade, purchase or otherwise by or on behalf of the Seller as a party to the Joint Operating Agreement from a third party or parties where such data cannot be provided to the Buyer because such transfer is prohibited by the Agreement under which it was acquired;

          "Working Interest Assignment" means the assignment of the Asset in a form reasonably satisfactory to Buyer and in accordance with this Agreement.

     1.2 All references to clauses, recitals and schedules are, unless otherwise expressly stated, references to clauses of, and recitals and schedules to, this Agreement.

     1.3 The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.

     1.4 Any reference to any statute or statutory instrument in this Agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.





     1.5 Unless the context otherwise requires, reference to the singular shall include a reference to the plural and vice-versa; and reference to any gender shall include a reference to all other genders.

     1.6 The schedules attached hereto form part of this Agreement. In the event of any conflict between the provisions of this Agreement and the schedules hereto, the provisions of this Agreement shall prevail.

     1.7 Documents "in the Agreed Terms" shall mean documents in the form agreed between the Parties and initialled by the Parties for identification.

2.   Transfer of the Asset

     2.1 Subject as provided in Clause 3, the Seller as legal and beneficial owner of the Asset hereby agrees for the consideration provided for herein to transfer to the Buyer at Completion and the Buyer hereby agrees to accept at Completion the Asset free from all Encumbrances, rights of pre-emption, royalty interests, production payments, carried interests, deferred obligations or any other third party rights or security interests whatsoever (except as specified in the Licence or in the Joint Operating Agreement).

     2.2 On Completion, the transfer referred to in Clause 2.1 above shall, as between the Parties, be deemed for all purposes to be made with effect from the Effective
          Date.

3.   Conditions of Completion

     3.1  Completion is conditioned on:

          3.1.1 the receipt of all necessary written consents and approvals of the Secretary of State;

          3.1.2 the receipt of any necessary written consents and approvals of each of the Co-Venturers;

          3.1.3 the receipt of the confirmation by Buyer from each of the Co-Venturers that the Further
                Documents are in a form and content satisfactory to each of them and will be executed by each of them without further material amendment;

          3.1.4 the Buyer having made the visit to the Production Facilities referred to in Clause 5.4 and having given no notice to Seller, within 48 hours from the return of its representatives to the U.K. mainland that, in its reasonable opinion, the Production Facilities have not been designed, fabricated, installed or managed in a good, workmanlike fashion, or are not in conformance with industry standards in the U.K. North Sea;

     3.2  Completion is also conditioned on:

          3.2.1 there not occurring before Completion (a) any casualty, losses or damages (including in either case, without limitation, curtailment or loss of production), (b) any mechanical failure or breakdown of equipment or (c) any event in relation to the Asset which gives or may give rise to environmental or pollution liability, and any of (a), (b) or (c), individually or in the aggregate, having or being reasonably expected to have an after-tax impact on Buyer of a monetary value exceeding U.S. $20,000,000; provided that if any of the same shall occur the Buyer shall have the option to terminate this Agreement and, subject to Clause 18.2 and 18.3, upon said termination no Party shall have any liability except for a breach of this Agreement committed before such termination.

     3.3 Seller shall use all reasonable endeavours to procure, with prompt dispatch, the satisfaction of the conditions set out in Clause 3.1 and give the appropriate notices of transfer in the Agreed Terms to the Co-Venturers within five (5) Business Days of the execution of this Agreement and shall keep the Buyer informed of progress.

4.   Consideration and Other Payments

     4.1  Consideration

          The consideration for the transfer of the Asset to the Buyer shall be Two Hundred Seventy Million
          ($270,000,000.00) U.S. dollars, exclusive of Value
          Added Tax ("VAT").

     4.2  Other Payments

          The Buyer shall pay to Seller, or Seller shall pay to the Buyer (as the case may be) such further sums as may be payable pursuant to Clauses 4.3, 4.4, 4.5, 8.3, 9.1, 10.8, 10.9, 11.1 and 11.2. Subject to Clause 4.4.4, any
          sums that may become payable pursuant to Clause 4.4 shall be an adjustment to the consideration and shall be added to or subtracted from the relevant balance of the asset allocation pursuant to Clause 8.1.

     4.3  Working Capital

          4.3.1 The Buyer shall pay to Seller or Seller shall pay to the Buyer (as the case may be) a sum to reflect the monetary value of the working capital attributable to the Asset as set forth in Schedule 4. The said sum shall be set out in a statement to be prepared and given by Seller to the Buyer within sixty (60) days after the Completion Date. Such statement shall be a statement of working capital and a statement of adjustments made pursuant to Schedule 4.

          4.3.2 Working capital balances used for the purposes of the statement referred to in Clause 4.3.1 shall be taken from the individual accounts, statements and records as of June 30, 1995. A copy of the individual accounts, statements and records shall be provided by Seller to the Buyer with such statement. Verification (including the right of audit) of the aforesaid statement shall be carried out within sixty (60) days of receipt of such statement, and subject to the provisions of Clause 4.3.3, settlement of the sum detailed in the statement, as varied by any adjustment agreed between Seller and Buyer, shall be made within the said sixty (60) day period.

          4.3.3 In the event that Seller and Buyer cannot agree upon any matter to which the statement referred to in Clause 4.3 relates, the undisputed amount shall be paid and the disputed amounts shall be referred for resolution to an independent chartered accountant appointed by Seller and Buyer or in the event of Seller and Buyer differing as to such appointment by the President for the time being of the Institute of Chartered Accountants of England and Wales. The accountant shall be afforded such access to books, records, accounts and documents in the possession of each of the Parties as he may reasonably request. For the purposes of this Agreement, the accountant so appointed shall be deemed to be acting as an expert and not as an arbitrator, and the decision of the accountant so appointed shall, in the absence of manifest error, be final and binding on Seller and Buyer and settlement of any outstanding amount shall be made within (5) Business Days of such decision. The costs of the accountant shall be borne equally by Seller and Buyer.

          4.3.4 The Buyer shall pay to Seller or Seller shall pay to the Buyer (as the case may be) interest on such further sums as may be payable from the date such sums are due to be paid to the date the sums are actually paid (both dates inclusive) at a rate per annum equal to one (1) percentage point above the Reference Interest Rate calculated on a daily basis using simple interest.

     4.4  Interim Period Adjustment

          4.4.1 Buyer shall pay Seller the amount of all obligations and liabilities pertaining to the Asset and Licence paid by Seller in respect of the Interim Period.

          4.4.2 Seller shall pay to the Buyer the amount of all receipts pertaining to the Asset and Licence received by Seller in respect of the Interim
                Period.

          4.4.3 For the purposes of this Clause, obligations and liabilities will include, inter alia, cash calls for operating costs and receipts will include, inter alia, actual proceeds from the sale of Petroleum produced after the Effective Date.
                The Buyer will refund an amount equal to the Petroleum Revenue Tax ("PRT") and Corporation Tax ("CT") at the assumed rate of twenty-eight percent (28%) incurred by the Seller relating to the Asset for the period between the Effective Date and the Completion Date. For purposes of clarity, the PRT incurred by the Seller will be that amount of PRT actually paid or accrued by the Seller and CT incurred by the Seller will be a notional calculation based on the assumed rate of twenty-eight percent (28%) times receipts less revenue expenditures and PRT paid or accrued but with no capital allowances on any capital expenditure during the Interim Period.

          4.4.4 If the Seller does not incur liability to PRT and CT relating to the Asset for the period between the Effective Date and the Completion Date, which situation shall arise if the Inland Revenue accepts the Effective Date as the date of transfer for tax purposes, then the sums repaid by the Buyer to the Seller and by the Seller to the Buyer pursuant to the foregoing provisions of this Clause 4.4 shall be deemed to have been incurred or received (as the case may be) directly by the Buyer as if the transfer of the Asset had taken place on the Effective Date for tax purposes. The Buyer may, at its own costs and expense with such assistance from the Seller as Buyer may reasonably request, seek to obtain the consent of the Inland Revenue to accept the Effective Date as the date of transfer for tax purposes and if such consent is obtained, the Seller agrees to file its PRT and CT returns accordingly and notwithstanding Clause 4.2 any sums that become payable pursuant to this Clause 4.4 shall not be an adjustment to the consideration.

          4.4.5 The amounts set out above shall be set out in a statement to be prepared and given by Seller to the Buyer within sixty (60) days after Completion. Verification, including the right of audit of said statement, shall be carried out within sixty (60) days of receipt of such statement and subject to the provisions of Clause 4.4.6, settlement of the amounts detailed in the statement as varied by any adjustment agreed between Seller and Buyer shall be made within the said sixty (60) day period.

          4.4.6 In the event that Seller and the Buyer cannot agree upon any matter to which the statement referred to in Clause 4.4.5 relates, the undisputed amounts shall be paid and the disputed amounts shall be referred for resolution to an independent chartered accountant appointed by Seller and Buyer or, in the event of Seller or Buyer differing as to such appointment, by the President for the time being of the Institute of Chartered Accountants of England and Wales. The accountant shall be afforded such access to books, records, accounts and documents in the possession of each of the Parties as he may reasonably request. For the purposes of this Agreement, the accountant so appointed shall be deemed to be acting as an expert and not as an arbitrator, and the decision of the accountant so appointed shall, in the absence of manifest error, be final and binding on Seller and the Buyer and settlement of any outstanding amount shall be made within five
                (5) business days of such decision. The costs of the accountant shall be borne equally by Seller and the Buyer.

     4.5  Interest

          4.5.1 In the event that Completion occurs after the Effective Date, the consideration shall be treated as having become due on the Effective Date and the Buyer shall pay to the Seller on the Completion Date, in addition to the consideration, interest on the consideration at a rate per annum equal to the Reference Interest Rate calculated on a daily basis using simple interest for the number of days elapsed between the Effective Date and the day immediately preceding the Completion Date (both dates inclusive).

          4.5.2 Interest shall be paid on any payments due under Clause 4.4.1 and Clause 4.4.2 at a rate per annum equal to the Reference Interest Rate calculated on a daily basis using simple interest for the number of days elapsed between the time receipts are received and payments are made in accordance with Clause 4.4.1 and Clause 4.4.2.

     4.6 Any and all amounts to be paid pursuant to this Agreement shall be paid in same day funds to the Seller's account as the Seller shall nominate in writing if owed to the Seller, or if owed to the Buyer in same day funds to such bank account as the Buyer shall nominate in writing.

5.   Conduct of Operations Prior to the Completion Date

     5.1 Subject to any obligations of confidentiality by which Seller is bound, Seller shall in respect of the Asset from the date of this Agreement to Completion Date:

          5.1.1 provide Buyer with copies of all notices and other information provided by or to Seller under the Joint Operating Agreement as the same become available;

          5.1.2 provide to Buyer (and its authorized employees, agents and professional advisers) access to all such technical, legal and financial information in the possession of Seller which is or has been made available to Co-Venturers relating to the Asset as Buyer may from time to time reasonably require;

          5.1.3 not without prior written consent of Buyer (not to be unreasonably withheld) agree to amend the Licence, (or to execute a new joint operating Agreement in respect of the Licence) any of the Asset Documents or any other project documents;

          5.1.4 keep the Buyer informed of and consult with the Buyer with regard to the marketing of Petroleum and on all material proposals affecting the Asset and, prior to any operating committee meeting or any material decision relating to the Asset, consult with the Buyer and (in each case) act or vote in accordance with the instructions of the Buyer provided that in the opinion of the Seller, exercised in good faith, the interests of the Seller are not thereby materially prejudiced;

          5.1.5 continue to meet all expenditures, receive all income, perform all obligations relating to the Asset and generally conduct all business in relation to the Asset in a proper and workmanlike manner and exercise its voting power to ensure that the Asset is well maintained and fully safeguarded;

          5.1.6 wherever practicable consult with Buyer and give due consideration to the view of Buyer before exercising its voting rights in connection with any matter or proposal to be voted upon by the operating committee established under the Joint Operating Agreement; and

          5.1.7 not sell, charge, transfer, assign, encumber in any manner whatsoever the Asset or purport to seek to do any of the same.

     5.2 Without prejudice to the foregoing, Seller shall (subject to any confidentiality obligations by which it is bound) ensure that pending Completion Buyer is kept fully informed of developments relating to the Asset including but not limited to:

          (a)   the making of any cash calls;

          (b)   the adoption or proposal of any budget; and

          (c) the receipt of any significant geological or other data.



     5.3. Nothing hereunder shall require Seller to consult or obtain the consent of Buyer in respect of actions taken by the Operator in cases of emergency under the Joint
          Operating Agreement.

     5.4 Between the date of this Agreement and Completion Date, the Buyer shall have the right to visit the Production
          Facilities, either by itself or, if the Operator refuses consent for such visit, through Buyer's selected representatives with Seller.

6.   Completion

     6.1  Completion shall, subject to the provisions of Clauses
          3.2 and 18, take place as soon as possible (but in no event prior to July 1, 1995) within five (5) business days after the conditions in 3.1 have been satisfied at such location outside the territory of the U.K. and at such time as is mutually agreed by the Parties, when all of the following shall occur:

          6.1.1 the Buyer shall pay to Seller by wire transfer in United States dollars the consideration set out in Clause 4.1 of this Agreement together with any sums payable in accordance with Clause 4.5.1;

          6.1.2 Buyer shall deliver to Seller:

                a copy, certified as a true copy and in full force and effect by a director and the secretary or an assistant secretary of the Buyer of a resolution of the Board of Directors of the Buyer approving the acquisition of the Asset, on the terms of this Agreement, by the Buyer, and authorizing the execution on behalf of the Buyer of all the Further Documents and all other documents contemplated hereby;

          6.1.3 Seller shall deliver to Buyer:

                (a) a copy, certified as a true copy and in
                    full force and effect by a director and
                    the secretary or an assistant secretary
                    of the Seller, of a resolution of the
                    Board of Directors of the Seller
                    approving the disposal of the Asset, on
                    the terms of this Agreement, by the
                    Seller, and authorizing the execution by the Seller of the Further Documents and all other documents contemplated hereby; and

                (b) the Further Documents (other than the
                    Working Interest Assignment) duly
                    executed by the Seller and, as
                    appropriate, by all of the Co-Venturers;
                    and

                (c) signed originals of the Asset Documents
                    or copies thereof.

          6.1.4 The Parties shall execute the Working Interest
                Assignment and comply with its terms.

          6.1.5 The Parties shall execute all such other documents and do all acts and things as may be reasonably required in order to effect the transfer of the Asset to the Buyer and otherwise carry out the true intent of this Agreement.

     6.2 Seller will deliver to Buyer the Data and copies of the Data Room Documents and such other documentation relevant to the Asset as Buyer may reasonably request as soon as practicable after the Completion Date.

     6.3 Without prejudice to the provisions of Clause 6.1.5 the Parties agree, notwithstanding Completion, to execute and deliver to each other all such additional instruments and to do all such further acts and things as may reasonably be required, or as may be reasonably requested by any Party, to fully vest in, and assure each Party of, all rights, powers and privileges intended to be granted to or conferred upon the Parties under or pursuant to this Agreement and to otherwise give effect to the transactions contemplated under this Agreement.

7.   Representations, Warranties and Undertakings

     7.1 Subject to the provisions of Clause 7.3, Seller hereby represents and warrants to Buyer in the terms set out in Schedule 2 and such representations and warranties shall be deemed to be repeated immediately prior to Completion on the basis that all references to "the date hereof" shall be deemed to refer to the Completion Date.

     7.2 Buyer hereby represents and warrants to the Seller in the terms set out in Schedule 3 and such representations and warranties shall be deemed to be repeated immediately prior to Completion on the basis that all references to "the date hereof" shall be deemed to refer to the Completion Date.


     7.3  Except with regard to the warranties 1, 2, 3 and 21 in
          Schedule 2, the Buyer shall not be entitled to claim that any fact or matter constitutes a breach of the representations and warranties set out in Schedule 2 hereto to the extent that such fact or matter is fairly disclosed in the Data Room Documents relating to the Asset.

     7.4 Seller shall ensure that the representations and warranties referred to in Clause 7.1 are true and accurate on the Completion Date but if notwithstanding such efforts any matter or thing occurs of which Seller is aware and which would be inconsistent with any of such representations and warranties on the Completion Date Seller shall promptly notify Buyer thereof.

     7.5 In the event of any matter or thing materially inconsistent with any of the representations or warranties given by Seller in or pursuant to this Agreement being notified by Seller to Buyer prior to Completion (or Buyer otherwise becoming aware of such matter or thing) and such matter or thing continuing to be materially inconsistent at the date agreed for Completion, Buyer shall not be bound to complete the acquisition of the Asset and Buyer may by notice in writing to Seller prior to Completion rescind this Agreement. Such right of rescission shall be Buyer's only remedy, and there shall be no liability on the part of Buyer or Seller with respect to such matters or things whether or not this Agreement is rescinded.

     7.6 The maximum aggregate liability of Buyer or Seller as the case may be, for all claims for breach of any representation or warranty under Clauses 7.1 or 7.2 arising after Completion shall in no event exceed the aggregate of the amount of consideration, interest (if any) paid thereon, and any amounts paid by Buyer pursuant to Clause 4.2.

     7.7 If Buyer receives any claim or becomes aware of any fact which may result in Buyer having a claim against Seller under this Clause, Buyer shall promptly notify Seller thereof in writing and Seller shall be entitled to require Buyer to take any reasonable action it may request to resist such claim and Buyer will give Seller all co-operation, access and assistance for the purposes of considering such claim as they may reasonably require; provided always that Buyer is indemnified to its reasonable satisfaction by Seller against all claims, costs, expenses, damages or losses which may thereby be incurred.

     7.8 Where any statement in Schedule 2 is qualified by the expression "so far as Seller is aware" or any similar expression, that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry.

     7.9 The Seller acknowledges that the Buyer has entered into this Agreement in reliance upon the warranties and has been induced by the warranties to enter into this Agreement.

     7.10 The benefit of the warranties may be assigned in whole or in part to any assignee of the Purchaser permitted in accordance with Clause 17.

     7.11 No claim may be made by either Party for a breach of any representation or warranty made by Seller or Buyer, in the case of a claim relating to taxes following the seventh anniversary of the Completion Date and in the case of any other claim following the second anniversary of the Completion Date, and no liability shall attach to Seller or Buyer, as the case may be, in respect of any such claim until the aggregate amount of all such claims against Seller or Buyer, as the case may be, exceeds one million (1,000,000) U.K. pounds sterling in which event Buyer or Seller, as the case may be, shall be liable for the whole of such amount and not merely the excess.

     7.12 Any claim for breach of warranty under Schedule 2, including but not limited to lost production or loss of profits shall be limited in any recovery to the economic impact on Buyer based on Buyer's economic assumptions used to develop the consideration paid for the Asset.

8.   Taxation

     8.1  Seller and Buyer acknowledge that:

          (a) the consideration represents expenditure incurred by Buyer in acquiring plant and machinery relating to the Asset to the extent of the amount of the Seller's gross expenditure incurred with respect to the Asset in acquiring plant and machinery less any relevant disposal proceeds up to but not including the Completion Date, and the remainder of the consideration relates to the balance of the Asset including the Licence. Seller covenants that it will treat the said allocated expenditure on plant and machinery as disposal proceeds for the purposes of Section 24(6) Capital Allowance Act 1990, and Buyer covenants that it will treat such amount as capital expenditure incurred for the purposes of the Capital Allowances Act 1990, and the Seller will provide details of such amount to the Buyer as soon as reasonably practicable after Completion.

          (b) subject to Clause 4.4.4 any sums that may become payable pursuant to Clause 4.4 and shall be added to or subtracted from the balance of the Asset;

          (c) no part of the consideration or other payments pursuant to Clause 4.2 whether or not attributed to the balance of the Asset, shall be treated as a reimbursement of expenditure which the Seller has incurred whether comprising intangible drilling expenditure or otherwise; and

          (d) they will each present their returns for tax purposes on the basis stated above and that they will use all reasonable endeavors to agree with the Oil Taxation Office the figures so presented.

     8.2 The Seller shall prepare and the Seller and the Buyer shall deliver to the Board of Inland Revenue in a timely fashion a notice in accordance with paragraph 3 of Schedule 17 to the Finance Act 1980 and shall not make an application under paragraph 4 of the said Schedule for the provisions of Parts II and III of the said Schedule not to apply to the transfer of the Asset.

     8.3 Buyer confirms that it is registered for VAT in the UK and that it intends to use the assets acquired for its own trade of exploration/exploitation. Seller and Buyer confirm that neither of them has elected to waive exemption under section 51 and paragraphs 2-4 Schedule 10 Value Added Tax Act 1994 in relation to the Asset and they each intend that the sale shall be treated as a transfer of part of the business of the Seller as a going concern within the terms of Section 49 of the Value Added Tax Act 1994 and of Article 5 Value Added Tax (Special Provisions) Order 1992, hereinafter referred to as "Article 5".

          In the event that Seller is advised in writing by H.M. Customs and Excise that the transaction is subject to VAT and if called upon to do so by Seller, Buyer agrees to pay to Seller, on presentation of a valid VAT invoice, any amounts due in respect of VAT relating to this transaction set out in such invoice and within thirty (30) days of demand.

     8.4  It is agreed that:

          (a) the Seller shall cooperate with any reasonable request by the Buyer who may, at its own cost and expense, send to HM Customs & Excise a letter seeking a ruling as to whether the sale of the Asset is to be treated as a transfer of part of the business of the Seller as a going concern and the Seller will assist the Buyer with all reasonable endeavours to obtain such a ruling as soon as reasonably practicable;

          (b) if the sale is to be so treated the Seller shall send to HM Customs & Excise a letter seeking confirmation that Seller be permitted to keep and preserve the records for the period prior to the date of Completion referred to in Section 49 of the Value Added Tax Act 1994 relating to the Asset and if such confirmation is not given, the Seller shall transfer to the Buyer all such records as relate to the Asset;

          (c) if HM Customs & Excise state in writing that the sale of the Asset does not fall within the provisions of Article 5 the Seller shall cooperate with any reasonable request by the Buyer who may, at its own cost and expense, seek a ruling from HM Customs & Excise that the sale is outside the scope of VAT being a supply of services in relation to land situated outside the UK and that no VAT will become due on this transaction;

          (d) if HM Customs & Excise state in writing that the sale of the Asset is taxable, the Seller shall cooperate with any reasonable request by the Buyer who may, at its own cost and expense, promptly take all steps to dispute such statement. In the event that it is subsequently held or decided that no VAT is payable in respect of the sale of the Asset and the Seller receives any repayment or credit in respect of an amount which had been paid by the Buyer as VAT to the Seller, the Seller shall promptly reimburse such amount to the Buyer; and

          (e) the Seller and Buyer shall copy each to the other all relevant correspondence between either of them and HM Customs and Excise.



9.   Audit Claims

     9.1 Notwithstanding any other provision of this Agreement, in the event that any audit in respect of any period prior to the Effective Date is made under the Joint Operating Agreement prior to the third anniversary of Completion or any request is made for an adjustment to any joint account relating to the Asset under the Joint Operating Agreement the Buyer shall, subject to it being reimbursed for all its reasonable expenses in so doing, give the Seller access to the results of such audit or request to the extent that they relate to periods prior to the Effective Date; and (a) to the extent that any payment in respect thereof is made by the Operator such payment shall be made to Seller and
          (b) to the extent that any payment is required to be made in respect thereof to the Operator, such payment shall be made by Seller to Buyer.

     9.2 To the extent that the Seller shall have any information, records or data in respect of the Asset or the Asset Documents for periods prior to the Effective Date that it has not made available to the Buyer on or after Completion and/or to the extent that the Buyer shall request the assistance of the Seller in the interpretation and construction of the same and for any information, records or data that have been delivered to it by the Seller hereunder, the Seller shall, subject to it being reimbursed for all its reasonable expenses in so doing, make the same available to the Buyer promptly after receipt of said request.

10.  Insurance

     10.1 Neither Buyer nor Seller shall be obligated to arrange for insurance coverage on the Asset protecting the other party for any loss, damage, liability or expense for which such party may have responsibility under this Agreement, except as may be provided in Clauses 10.4, 10.5, 10.6 and 10.7 herein. Both Buyer and Seller shall be free to arrange such insurance coverage on the Asset protecting their respective interests as each may deem advisable for their own account and at their own expense and shall cooperate with each other to ensure, as far as practicable, that the insurance coverage held by either party is appropriately coordinated and does not conflict.

     10.2 Upon execution of this Agreement, Seller shall furnish all such information as Buyer may reasonably request in order to enable Buyer to arrange for its own insurance coverage during and after the Interim Period, including information in respect of Seller's insurance coverage on the Asset.

     10.3 Seller shall use reasonable efforts to ensure its policies providing insurance coverage on the Asset are endorsed such that the underwriters and/or insurers thereof shall have no right of contribution from the Buyer's insurance, and Buyer shall use reasonable efforts to ensure its policies providing insurance coverage on the Asset are endorsed such that the underwriters and/or insurers thereof shall have no right of contribution from the Seller's insurance.

     10.4 During the Interim Period, Seller shall maintain or obtain or cause to be obtained in respect of the Asset all such insurance coverage as may be necessary to comply with applicable laws, rules and regulations and as may be required by any Asset Document. Buyer shall be named as an additional insured and loss payee on all such insurance wherever possible.

     10.5 At the request of the Buyer, Seller shall, as soon as reasonably practicable following such request, have Buyer joined wherever possible on any insurance policy effected by the Seller in respect of the Asset, other than any business interruption insurance effected by the Seller, as an additional assured and loss payee during the Interim Period, in respect of Buyer's rights and interest under this Agreement. Seller shall provide certification or other documentation evidencing that the Buyer has been included as an additional insured and loss payee as soon as reasonably practicable.

     10.6 In respect of the Gard Protection and Indemnity Entry on the Floating Storage Unit and the CRISTAL Entry on the shuttle tanker(s), Seller and Buyer shall endeavour as soon as reasonably practicable, at the request of Buyer, to have the Buyer protected thereunder.

     10.7 In respect of any Operator arranged insurance in respect of the Asset, Seller and Buyer shall endeavor to have the Buyer protected thereunder.

     10.8 In respect of the insurance coverage which may be afforded to the Buyer pursuant to the terms of Clauses 10.4, 10.5, 10.6, and 10.7, at the Completion Date or on the 10th Business Day after their receipt by Seller (whichever occurs later), Seller shall pay to Buyer the sum of any proceeds of such insurance coverage received against loss or damage suffered or liability or expense incurred in relation to the Asset during the Interim Period, less any amount which has been applied (or represents sums which have been applied)

          10.8.1    in rectifying or remedying such loss or
                    damage or meeting such liability or expense;
                    and

          10.8.2 in reimbursing Seller for expenditure incurred prior to the Effective Date for rectifying or remedying such loss or damage or meeting such liability of expense.

          Seller shall use reasonable endeavours to pursue (or assist and cooperate with Buyer to pursue, if Buyer is able to do so in its own name) any claim against insurers for loss or damage, liability or expense relating to the Asset suffered during the Interim Period. If the insurers dispute or resist any claim Seller shall promptly notify Buyer who shall be entitled to require Seller to pursue (or assist and cooperate with Buyer to pursue, if Buyer is able to do so in its own name) the claim provided that it shall indemnify Seller against any reasonable and verifiable costs and expenses Seller may thereby incur in pursuing such claim.

     10.9 In respect of the insurance coverage which may be afforded to the Buyer pursuant to the terms of Clauses 10.4, 10.5, 10.6, and 10.7, Buyer shall pay to Seller the insurance premiums relative to such insurance during the Interim Period, at the time of the interim period adjustment as provided in Clause 4.4. Any premiums due to Seller hereunder shall not exceed reasonable commercial market rates.

11.  Indemnity

     11.1 Seller shall be liable for all costs, charges, expenses, liabilities and obligations in respect of the Asset which accrue or relate to any period before the Effective Date. Seller shall reimburse and indemnify Buyer against any such costs, charges, expenses, liabilities and obligations which are paid by Buyer and have not been reimbursed to Buyer pursuant to the other provisions of this Agreement, including Clauses 4.3 and 4.4.

     11.2 Buyer shall be liable for all costs, charges, expenses, liabilities and obligations in respect of the Asset which accrue or relate to any period on and after the Effective Date. Buyer shall reimburse and indemnify Seller against any such costs, charges, expenses, liabilities and obligations which are paid by Seller and have not been reimbursed to Seller pursuant to the other provisions of this Agreement, including Clauses
          4.3 and 4.4. Without prejudice to the generality of the foregoing Buyer shall indemnify and hold Seller harmless against any costs, charges, expenses, liabilities and obligations incurred in abandoning any field property (including but not limited to wells) or facilities acquired pursuant to this Agreement or held or brought into being with respect to the Asset to the extent that such costs, charges, expenses, liabilities and obligations are attributable to the Asset and accrue and relate to any period on or after the Effective Date.

     11.3 Notwithstanding any other provision of this Agreement Seller shall not under any circumstances be liable to Buyer and Buyer shall not under any circumstances be liable to Seller under, arising out of or in any way connected with this Agreement or the Further Documents for any punitive loss or damages however imposed.

     11.4 No claim may be made by either Party under Clause 11.1 or 11.2 by the Buyer or Seller as the case may be, until the aggregate amount of all such claims against Seller or Buyer, as the case may be, exceeds Fifty Thousand (50,000) U.K. pounds sterling, in which event Buyer or Seller, as the case may be, shall be liable for the whole of such amount and not merely the excess.

12.  Announcements

     12.1 Any Party shall be entitled to make a public announcement or statement regarding the Asset except that the prior approval of all other Parties shall be required where such announcement or statement relates to:

          a. the negotiation and/or execution of this Agreement or the Further Documents or Completion;

          b. subject to Clause 15 hereof, the terms of this Agreement.

     12.2 Each party shall submit any proposed releases referred to in Clause 12(a) and 12(b) above to the other for comment and will give due consideration to any comments received.

     12.3 Nothwithstanding the foregoing, neither Party shall be precluded from making any public announcement or release regarding the Asset or the transaction hereunder if the same is required by applicable law, the U.S. Securities and Exchange Commission or any recognized stock exchange on which the shares of the Parties or their respective Affiliates are traded.

13.  Notices

     13.1 Any notice pursuant to this Agreement may be given by telex, facsimile transmission or letter to the Party to be served at the address stated in Clause 13.3 or such other address as may be given for the purposes of this Agreement by written notice to the other Parties.

     13.2 A notice given by telex or facsimile transmission shall be deemed to be served on the first Business Day following the date of dispatch, but a notice sent by post or delivered personally shall not be deemed to be delivered until received.

     13.3 The respective addresses for service are:

                Seller:  Oryx U.K. Energy Company
                         Charter Place, Vine Street, Uxbridge,
                         Middlesex, England UB8 1EZ
                         Facsimile No.:  01 895-270-208

                         With copy to:
                         Oryx Energy Company
                         13155 Noel Road
                         Dallas, Texas 75240-5067
                         Attention: Director Commercial
                                    Transactions

                Buyer:   Union Texas Petroleum Limited
                         Bowater House, 5th Floor
                         68/114 Knightsbridge
                         London, SW1X 7LR
                         Facsimile: 01-44-171-584-7785
                         Attention:  Ms. Carol Boyd

                         With copy to:
                         Union Texas Petroleum Holdings, Inc.
                         1330 Post Oak Blvd.
                         Houston, Texas 77056
                         Facsimile: (713) 968-2725
                         Attention:  General Counsel

14.  Costs and Expenses

     14.1 The Parties shall each pay their own costs and expenses in relation to the preparation and execution of this Agreement and the documents contemplated hereby or executed pursuant hereto.



     14.2 Buyer shall be responsible for payment in a timely fashion of any and all United Kingdom stamp duties and any other charges payable on or in respect of this Agreement, the Further Documents and all transfers and/or documents contemplated hereby or executed pursuant hereto.

15.  Confidentiality

     The terms of this Agreement shall be held confidential by the Parties and shall not be divulged in any way to any third party by either Party provided that either Party may, without such approval, disclose such terms to:

     15.1 any outside professional consultants, upon obtaining a similar undertaking of confidentiality (but excluding this proviso) from such consultants; or

     15.2 any bank or financial institution from whom such Party is seeking or obtaining finance, upon obtaining a similar undertaking of confidentiality (but excluding this proviso) from such bank or institution; or

     15.3 the extent required by any applicable laws, the Licence, or the requirements of any recognized stock exchange in compliance with its rules and regulations;
          or

     15.4 any government agency lawfully requesting such information; or

     15.5 any court of competent jurisdiction acting in pursuance of its powers; or

     15.6 any Affiliate upon obtaining a similar undertaking of confidentiality.

16.  Variance

     The terms and conditions of this Agreement shall only be varied by an agreement in writing signed by each of the Parties and specifically referring to this Agreement.

17.  Assignment

     None of the rights, liabilities or obligations of either of the Parties under this Agreement are assignable except with the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, that Buyer shall be free to assign its rights under this Agreement to any Affiliate but only on terms that all such rights should ipso facto lapse if for any reason whatsoever any such assignee ceases to be an Affiliate unless said Assignee shall, before ceasing to be an Affiliate, reassign said rights to Buyer.

18.  Termination

     18.1 Subject to Clause 18.2, this Agreement shall terminate if Completion does not occur due to failure to fulfill the conditions set out in Clause 3.1 on or before 30 November 1995. Upon such termination, no Party shall have any liability hereunder except for a breach of this Agreement committed before such termination.

     18.2 Notwithstanding termination of this Agreement pursuant to Clause 18.1, the provisions of Clause 15 shall continue to apply for a period of two years from the date hereof.

     18.3 Termination of this Agreement pursuant to Clause 18.1 shall be without cost to any Party except where a Party has failed to use all reasonable endeavours to effect Completion in accordance with its obligations hereunder in which event the other Party shall be entitled to all costs and expenses reasonably incurred in seeking to effect such Completion in accordance with the provisions hereof.

19.  General

     19.1 This Agreement constitutes the entire agreement between the Parties and supersedes all warranties and representations previously made and all previous agreements, arrangements or understandings between the Parties relating to the matters contained herein whether oral or in writing made or dated prior to the date hereof. Buyer hereby confirms to Seller that they have not relied on any representation save those referred to in this Agreement.

     19.2 No waiver by any Party of any breach of a provision of this Agreement shall be binding unless made expressly in writing. Further, any such waiver shall relate only to the breach to which it expressly relates and shall not apply to any subsequent or other breach.

     19.3 Time shall be of the essence of this Agreement.

     19.4 This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.



20.  Governing Law Jurisdiction

     The construction, validity and performance of this Agreement shall be governed by English Law and the Parties hereby submit to the jurisdiction of the High Court in London.

21.  Counterparts

     This Agreement may be executed in counterparts by the parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.


IN WITNESS WHEREOF, the Parties have caused their duly authorized signatories to execute and deliver this Agreement on the day and year first above written.


UNION TEXAS PETROLEUM LIMITED      )
                                   )
By:/s/W. M. Krips                  )
   -------------------             )
Name:W. M. Krips                   )
                                   )
Title: Director                    )
in the presence of:                )
                                   )
/s/A. R. Crain, Jr.                )
--------------------               )
Name: A. R. Crain, Jr.             )


ORYX U.K. ENERGY COMPANY           )
                                   )
By: /s/Andrew B. Derman            )
    -------------------            )
Name:   Andrew B. Derman           )
                                   )
Title:  Authorized Signatory       )
                                   )
in the presence of:                )
                                   )
______________________________     )
                                   )
Name:_________________________     )

                                SCHEDULE 1

                              ASSET DOCUMENTS

1.   Licence P.213 dated 10 July 1972

2.   Assignment of Licence dated 15 April 1975

3.   Agreement to assign participating interests under the 1972
     JOA dated 15 April 1975

4.   Department of Energy Consent Letter dated 5 May 1977

5.   Department of Energy Consent Letter dated 20 May 1977

6.   Assignment of Licence dated 27 May 1977

7.   Assignment of Licence dated 15 November 1977

8.   Schedule of Retained Areas dated 15 March 1978

9.   Joint Operating Agreement dated 14 February 1979

10.  JOA Novation Agreement dated 7 February 1980

11.  Department of Energy Consent Letter dated 3 July 1980

12.  Assignment of Licence dated 31 July 1980

13.  JOA Novation Agreement dated 31 July 1980

14.  Assignment of Licence dated 30 June 1981

15.  JOA Novation Agreement dated 29 September 1981

16.  JOA Novation Agreement dated 26 January 1982

17.  Assignment of Licence dated 27 March 1984

18.  JOA Novation Agreement dated 27 March 1984

19.  Assignment of Licence dated 28 March 1984

20.  JOA Novation Agreement dated 28 March 1984

21.  Assignment of Licence dated 17 April 1984

22.  JOA Novation Agreement dated 17 April 1984

23.  Assignment of Licence dated 11 May 1984

24.  JOA Novation Agreement dated 11 May 1984

25.  Assignment of Licence dated 16 September 1985

26.  JOA Novation Agreement dated 16 September 1985

27.  Assignment of Licence dated 24 January 1986

28.  JOA Novation Agreement dated 24 January 1986

29.  Assignment of Licence dated 7 March 1986

30.  JOA Novation Agreement dated 7 March 1986

31.  JOA Novation Agreement dated 1 July 1986

32.  Department of Energy Consent Letter dated 15 July 1986

33.  JOA Amendment Agreement dated 24 November 1986

34.  JOA Novation Agreement dated 9 December 1986

35.  Assignment of Licence dated 17 March 1987

36.  JOA Amendment Agreement dated 23 December 1987

37.  JOA Novation Agreement dated 17 August 1988

38.  Assignment of Licence dated 17 August 1988

39.  Assignment of Licence dated 22 December 1988

40.  JOA Novation Agreement dated 22 December 1988

41.  JOA Novation Agreement dated 30 December 1988

42.  Assignment of Licence dated 1 January 1989

43.  Assignment of Licence dated 3 January 1990

44.  JOA Novation Agreement dated 3 January 1990

45.  Assignment of Licence dated 27 June 1990

46.  JOA Novation Agreement dated 27 June 1990

47.  Department of Energy Consent Letter dated 4 July 1990

48.  Joint Operating Agreement dated 10 October 1990

49.  Supplementary Agreement to 1979 JOA dated 10 October 1990

50.  Assignment of Licence dated 16 October 1990

51.  JOA Novation Agreement dated 16 October 1990

52.  Novation Agreement dated 16 October 1990 to the 1990
     Supplementary Agreement

53.  Schedule of Retained Area dated 1 January 1991

54.  Department of Energy Consent Letter dated 4 January 1991

55.  1990 JOA Novation Agreement dated 9 January 1991

56.  Department of Energy Consent Letter dated 28 February 1992

57.  Assignment of Licence dated 25 March 1991

58.  Assignment of Working Interest dated 25 March 1991

59.  1990 JOA Novation Agreement dated 25 March 1991

60.  Novation Agreement dated 25 March 1991 relating to the 1990
     Supplementary Agreement

61.  Memorandum of Understanding dated 23 July 1991

62.  Amendment No. 1 to the 1990 JOA dated 23 July 1991

63.  Novation and Amendment Agreement No. 2 to the 1990 JOA dated
     21 November 1991

64.  Novation Agreement relating to the 1990 Supplementary
     Agreement dated 16 December 1991

65.  Assignment of Licence dated 16 December 1991

66.  Supplementary Agreement to the 1979 JOA dated 20 December
     1991

67.  Assignment of Licence dated 29 May 1992

68.  Novation of 1990 Supplementary Agreement dated 29 May 1992

69.  1990 JOA Novation Agreement dated 29 March 1992

70.  1990 JOA Novation Agreement dated 9 May 1994

71.  DTI Consent Letter dated 20 July 1994

72.  Assignment of Licence dated 21 July 1994

73.  Novation Agreement relating to the 1990 Supplementary
     Agreement dated 21 July 1994

74.  DTI consent letter dated 19 October 1994

75.  Assignment of Licence dated 1 November 1994

76.  Novation Agreement relating to the 1990 Supplementary
     Agreement dated 1 November 1994

77.  Novation and Amendment Agreement No. 4 to the 1990 JOA dated
     1 November 1994

78.  Memorandum of Understanding dated 1 November 1994

79.  Amendment Agreement No. 5 to the 1990 JOA dated 22 December
     1994

80.  Novation and Amendment Agreement No. 6 to the 1990 JOA dated
     22 December 1994

                                SCHEDULE 2


               REPRESENTATIONS AND WARRANTIES OF THE SELLER


1.   Seller is a licencee of the Licence.

2.   Seller is the legal and beneficial owner of the Asset.

3. The Asset is free from all Encumbrances and from all overriding interests, royalties, deferred payments, net profit interests, carried interests, production payment, rights of pre-emption, rights of first refusal and any other burden, equity or third party rights whatsoever and there is no agreement or commitment to give or create any of the same.

4. Seller has not committed any breach of and is not in default under any of the Data Room Documents relating to the Asset, and has not received notice (nor is it aware) that any of the parties to the Data Room Documents relating to the Asset has committed any breach of, or is in default under, any of the Data Room Documents relating to the Asset, which breach or default, as the date hereof, is of a material nature and subsisting.

5. The Licence and all rights and interests thereunder or deriving therefrom of the Seller are in full force and effect and no act or omission of the Seller, or, as far as the Seller is aware, of any other person, firm or company has occurred which would or might entitle the Secretary of State to revoke the Licence and no notice has been given to the Seller or, as far as the Seller is aware, to any other person, firm or company by the Secretary of State of any intention to revoke the Licence and there are no other grounds for rescission, avoidance, revocation, repudiation or termination of the Licence or any of the Asset Documents as against the Seller.

6. To the extent that such fact or matter is fairly disclosed in the Data Room Documents relating to the Asset and except as set out this Agreement all accrued obligations and liabilities imposed by the Licence (including, without limitation, work obligations) have been duly fulfilled and discharged and there are no outstanding work obligations to be fulfilled under the Licence and the Secretary of State has not given notice to Seller of any intention to require further works to be conducted (whether in relation to exploration or development), or to call for the submission of or impose a development programme.


7. Seller has kept proper and consistent accounts, books and records of its activities relating to its operations conducted with respect to the Asset and such accounts, books and records are up to date and there has been no change in any practice or policy insofar as such change might affect the valuation of assets or the recording of expenditure or receipts relating to the Asset. All returns relating to Petroleum Revenue Tax relating to the Asset, the Licence or the subject matter thereof, are up to date and there is currently no dispute concerning the same of which Seller is aware.

8. Seller is not a party to any litigation, arbitration or administrative proceedings or to any dispute in relation to, and which are likely to prejudice or endanger in any manner, the Asset and Seller is not aware that any such litigation, arbitration or administrative proceedings are threatened or pending either by or against Seller and there are no facts known to Seller which are likely so to prejudice or endanger the Asset and, as far as Seller is aware, none of the parties to the Licence or Data Room Documents relating to the Asset is involved in or threatened with any litigation, arbitration or administrative proceedings or any dispute in relation to, or which is likely to prejudice or endanger in any manner, the Asset.

9. Seller is duly incorporated with limited liability and validly exists under the laws of the State of Delaware, is in good standing, has its central management and control and is therefore resident for tax purposes within some part of the United Kingdom, is registered for value added tax purposes and is a wholly owned subsidiary of Oryx Energy Company.

10. The documents which contain or establish Seller's constitution incorporate provisions which authorize, and all necessary corporate action has been taken to authorize, Seller to sign and deliver, and perform the transactions contemplated by, this Agreement.

11.  Upon execution by all the relevant parties of the Further
     Documents, neither the signing and delivery of this Agreement nor the performance of any of the transactions contemplated by this Agreement, will:

          (i) contravene or constitute a default under any provision contained in any agreement (including the European Investment Company Finance Contract and the Peseta Loan), instrument, law, judgment, order, licence, permit or consent by which Seller or any of its assets is bound or affected;


          (ii) result in the creation or imposition of (or the obligation to create or impose) any Encumbrance upon the Asset; or

          (iii) cause any limitation on Seller or the powers of its directors, whether imposed by or contained in any document which contains or establishes its constitution or in any law, order, judgment, agreement, instrument or otherwise, to be exceeded which in either case is material in the context of this Agreement.

12. To the best of Seller's knowledge and belief, the relevant Data Room Documents relating to the Asset conform to the originals and there are no other documents or written information relating to the Asset in the possession of Seller which:

          (i)   are not included in the Data Room Documents, and

          (ii) would render the Data Room Documents relating to the Asset taken as a whole materially inaccurate or misleading.

13. No tender, quotation or offer issued by the Seller in respect of the Asset and still outstanding is or will be capable of giving rise to a contract merely by acceptance or other action by another party.

14. No sole risk notice has been issued by the Seller or received from any of the parties to the Joint Operating
     Agreement, and the Seller is not aware of any indication that any such operations may be proposed.

15. The Seller is not a party to any arrangements which are in the nature of farm-in or farm-out arrangements in respect of the Asset.

16. Save to the extent that such fact or matter is fairly disclosed in the Data Room Documents relating to the Asset, there are no arrangements binding on the Seller which restrict the ability of the Seller freely to dispose of the Asset or any Petroleum.

17. The Seller is not the subject of any official investigation or inquiry insofar as it relates to the Assets and so far as the Seller is aware there are no facts which are likely to give rise to any such investigation or inquiry.



18.  In respect of the Asset:

     18.1 so far as the Seller is aware, nothing has been done or has been omitted to be done, whereby the Seller's insurance coverage on the Asset has or may become void or voidable;

     18.2 so far as the Seller is aware, there are no claims outstanding under any of the Seller's insurance coverage on the Asset, nor is the Seller aware of any circumstances which are likely to give rise to any claim thereunder; and

     18.3 details of the Seller's insurance coverage on the Asset under which the Buyer may have benefit (including, without limitation, the policy loss limits and deductibles) have been disclosed in writing to the Buyer.

19. The Seller has not cancelled, surrendered, waived, released or discontinued any rights or claims under the Licence or any other of the Asset Documents insofar as they relate to the Asset.

20. To the best of Seller's knowledge and belief, as of the date hereof there are not owing any material financial commitments with respect to the Asset other than those

     (a) provided for in the last approved budgets provided to Buyer and as described in Schedule 6;

     (b)  identified in Data Room Documents; or

     (c)  cost overruns arising under the Joint Operating
          Agreement.

21. Neither the European Investment Bank by virtue of their loan to Oryx Energy Company dated 22 November 1991, nor the Barclays Bank PLC by virtue of their loan to Oryx Energy Company dated 23 October 1991 (collectively the "Loans"), have the benefit of any rights, interests or security in, nor any options over the Asset arising out of the Loans documentation or agreements relating to the same, nor has the Seller agreed to give or create any rights, interests, security or options over the Asset nor do the Loans in any way affect the ability of the Seller to transfer the Asset to the Buyer.

22. In the period of ownership of the Seller, all agreements and other documents relating to the title to the Asset of the Seller which would be stampable if executed in the United Kingdom either have been duly stamped or have been executed and retained up to the date hereto outside the United
Kingdom.
                                SCHEDULE 3


                REPRESENTATIONS AND WARRANTIES OF THE BUYER


1. Buyer is duly incorporated in England with limited liability and validly exists under the laws of England and has its central management and control within some part of the United Kingdom and is registered for VAT purposes.

2. The documents which contain or establish Buyer's constitution, incorporate provisions which authorize, and all necessary corporate action has been taken to authorize, Buyer to sign and deliver, and perform the transactions contemplated by, this Agreement.

3.   Upon execution by all relevant parties of the Further
     Documents, neither the signing and delivery of this Agreement nor the performance of any of the transactions contemplated by this Agreement, will:

     (i) contravene or constitute a default under any provision contained in any agreement, instrument, law, judgement, order, licence, permit or consent by which the Buyer or any of its assets is bound or affected; or

     (ii) cause any limitation on it or the powers of its directors, whether imposed by or contained in any document which contains or establishes its constitution or in any law, order, judgment, agreement, instrument or otherwise, to be exceeded, which in either case is material in the context of this Agreement.

4. No event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute, a contravention of, or default under any agreement or instrument by which Buyer or any of its assets is bound or affected, being a contravention or default would materially and adversely affect its ability to observe or perform its obligations under this Agreement and the transactions contemplated hereby.

5. No litigation, arbitration or administrative proceeding or claim which might by itself or together with any other such proceedings or claims which would materially and adversely affect its ability to observe or perform its obligations under this Agreement and the agreements contemplated hereby, is presently in progress or pending or, to the best of the knowledge, information and belief of Buyer, threatened against Buyer or any Affiliate of Buyer.

                                SCHEDULE 4


                              WORKING CAPITAL


Pursuant to Clause 4.3 of this Agreement, the monetary value of working capital shall be valued in accordance with the provisions of this Schedule and U.S. Generally Accepted Accounting
Principles.

1.   Preparation of Statement

     The statement of working capital shall be expressed in pounds sterling or United States dollars as incurred by the Seller and shall be based on the accounts, statements and records as of June 30, 1995. The statement shall be prepared using actual amounts or estimated amounts, if any, that may be reflected in the accounts.

2.   Elements of Working Capital

     The elements of working capital shall comprise the aggregated current assets (which shall include, without limitation, an underlifted position, oil in inventory, other inventories, materials and stock) minus aggregated current liabilities (which shall include, without limitation, an overlifted position). Any tax assets/liabilities including current and deferred taxes are to be specifically excluded in the calculation of working capital pursuant to this paragraph 2.

3.   Payment of Working Capital

     Should the working capital be a positive sum, then the Buyer shall pay to the Seller that amount as settlement for working capital in accordance with the provisions of Clause
     4.3 of this Agreement.

     Should the working capital be a negative sum, then the Seller shall pay to the Buyer that amount as settlement for working capital in accordance with the provisions of Clause
     4.3 of this Agreement.

                                SCHEDULE 5



Located in Block 16/26 at coordinates 386 775 mE 6437 000 mN eight- legged steel jack with production, drilling and quarters topsides including two production trains, one drilling rig and quarters for 144 people connected to a floating storage unit, overall length 248.2m beam 42.0m with storage capacity of 825,000 bbls.

                                SCHEDULE 6

                            DATA ROOM DOCUMENTS


Licence No. P 213
Block Nos.  15/8a  16/26 and 28/5a


1.   1 November 1994     Deed of Assignment of UK Petroleum
                         Production Licence No. P213

2.   1 November 1994     Novation Agreement relating to the P213
                         Supplemental Agreement

3.   1 November 1994     Novation and Amendment No. 4 of the JOA
                         for Block 16/26

4.   1 November 1994     Memorandum of Understanding - Block
                         16/26

5.   22 December 1994    Amendment No. 5 to the JOA - Block
                         16/26- Areas A, B, C and D

6.   22 December 1994    Novation and Amendment No. 6 of the JOA
                         in respect of Block 16/26

7.   20 December 1993    DTI Letter of Consent to Flare Gas

8.   12 January 1994     Alba Crude Oil Marketing and Sale and
                         Purchase Agreement

9.   26 January 1994     DTI Letter of Approval re Amendments

10.  9 May 1994          Novation of the Joint Operating
                         Agreement - Block 16/26 - Area A and
                         Area B

11.  20 July 1994        DTI Letter of Consent re Assignments

12.  21 July 1994        Deed of Assignment in respect of Blocks
                         16/26 and 28/5a to Licence P213

13.  21 July 1994        Novation Agreement relating to the
                         Supplemental Agreement

14.  24 August 1994      Amendment and Novation of the Crude Oil
                         Transportation Agreement - Alba Field
                         (Block 16/26 Licence P213)

15.  15 September 1994   KL Field Joint Planning Agreement
                         Novation

16.  19 October 1994     DTI Letter re P213 - Block 16/26
                         Assignments

17.  23 April 1992       Block 16/26 Alba ("Area A") Technology
                         Agreement re ownership of technology
                         produced for Alba development

18.  29 May 1992         Deed of Assignment of Production Licence
                         re Blocks 16/26 and 28/5a

19.  29 May 1992         Novation Agreement Relating to the JOA
                         in respect of Area A and Area B of Block
                         16/26

20.  29 May 1992         Novation Agreement Relating to the P213
                         Supplemental Agreement

21.  5 November 1992     DTI Letter re Waiver of Landing
                         Requirement until further notice

22.  25 October 1993     Side Letter Agreement to Contract of
                         Affreightment dated 4 November 1991

23.  25 October 1993     Letter of Indemnity (Per Special
                         Provision K of Attachment 3 of C.O.A.) &
                         Alba Transportation Accounting
                         Procedures- Exhibits A and II

24.  12 November 1993    DTI Letter re Petroleum Act 1987:
                         Section 1 Notice ("an abandonment
                         programme")

25.  16 November 1993    Crude Oil Transportation Agreement
                         (Block 16/26)

26.  16 November 1993    Amendment No. 3 to the JOA (Block 16/26)

27.  9 May 1991          DEn approval to the JOA Amendment re Blk
                         16/26

28.  22 May 1991         DEn consent re Production Licence

29.  23 July 1991        Memorandum of Understanding (co-
                         operation in Alba area and remainder of
                         Block)

30.  23 July 1991        JOA Amendment No. 1 re Block 16/26
                         (Segregation of Alba Area)

31.  18 September 1991   Notice of Assignment of JOA and other
                         agreements relating to Alba Field to
                         Block 16/26

32.  18 September 1991   Scottish Assignation in Security to
                         Block 16/26

33.  September 1991      DEn letter consent re Development and
                         Production Works

34.  4 November 1991     Contract of Affreightment - 1st Original
                         Statoil/Chevron

35.  21 November 1991    Novation and Amendment No. 2 to the JOA
                         relating to Areas A & B of Block 16/26

36.  4 December 1991     DEn letter re abandonment of offshore
                         installations Petroleum Act of 1987:
                         Section 3(5)

37.  16 December 1991    Novation Agreement relating to the
                         Supplemental Agreement dated 10 October
                         1990 to the JOA dated 14 February 1979

38.  16 December 1991    Deed of Assignment of UK Petroleum
                         Production Licence P.213

39.  20 December 1991    Supplemental Agreement re JOA dated 14
                         February 1979

40.  14 February 1992    DEn letter re abandonment of the Alba
                         Floating Storage Unit: Petroleum Act of
                         1987: Section 3(5)

41.  23 April 1992       Alba Technology Agreement - Block 16/26
                         'Area A'

42.  10 October 1990     Supplemental Agreement to JOA

43.  16 October 1990     Deed of Licence Agreement
                         (Triton/Conoco)

44.  16 October 1990     Novation Agreement to JOA - Block 16/26

45.  16 October 1990     Novation Agreement to the Supplemental
                         Agreement

46.  20 December 1990    Determination of Oilfield No. 126 Alba

47.  1 January 1990      Schedule of Retained Area

48.  4 January 1991      DEn letter of consent to Production
                         Licence No. P213

49.  9 January 1991      16/26 JOA Novation Agreement Clyde to
                         Fina

50.  24 January 1991     Letter from Phillips Petroleum Company
                         re Sale and Purchase Agreement Block
                         16/26

51.  28 February 1992    DEn letter of consent re Sale and
                         Purchase Agreement re Block 16/26

52.  28 March 1991       Deed of Assignment in respect of Blocks
                         16/26 and 28/5a

53.  25 March 1991       Assignment of Working Interest (Phillips
                         to Conoco (U.K.) Limited - Sale of
                         Phillips 7.5% interest in Block 16/26)

54.  25 March 1991       Novation Agreement relating to JOA -
                         Block 16/26

55.  25 March 1991       Novation of Supplemental Agreement re
                         Blocks 15/8a, 28/51 and 16/26

56.  26 April 1991       DEn Letter re Petroleum Production
                         Licence No. P.213 Development and
                         Production Works

57.  26 April 1991       DEn letter re Production Licence Alba
                         Field Development

58.  3 January 1990      Deed of Licence Assignment (BP/Oryx)

59.  3 January 1990      Novation of Joint Operating Agreement

60.  27 June 1990        Deed of Assignment (Amerada Hess re-
                         organisation)

61.  27 June 1990        Novation of Joint Operating Agreement

62.  4 July 1990         DEn approval to Block 16/26 JOA and
                         Supplementary Agreement

63.  24 January 1986     Deed of Assignment (GAO U.K. ceased to
                         be a licencee)

64.  24 January 1986     Amendment to JOA (GAO's interest
                         acquired by Phillips)

65.  7 March 1986        Deed of Assignment (Sunlite's interest
                         acquired by Whitehall)

66.  7 March 1986        JOA Novation Agreement



67.  1 July 1986         Amendment to Operating Agreement
                         (Assignment of beneficial interest from
                         Husky to Marathon Oil)

68.  15 July 1986        DEn consent to Unilon/Baytrust
                         assignment to Clyde (Block 16/26 only)

69.  24 November 1986    Amendment to Operating Agreement
                         (removal of AMI)

70.  9 December 1986     Novation Agreement (Unilon/Baytrust
                         Assignment to Aran)

71.  17 March 1987       Novation Agreement (Phillips transferred
                         its interest in Blocks 15/18a and 28/5a
                         to Clyde)

72.  17 March 1987       Deed of Assignment

73.  23 December 1987    Amendment Agreement relating to P.213
                         Operating Agreement (Substitution of
                         Kewanee Oil Company by BKI)

74.  17 August 1988      Novation Agreement (Whitehall re-
                         organisation)

75.  17 August 1988      Deed of Licence Assignment

76.  30 December 1988    Novation Agreement (Chevron re-
                         organisation)

77.  22 December 1988    Novation of Joint Operating Agreement
                         (Fina acquired Marathon's interest)

78.  22 December 1988    Deed of Licence Agreement

79.  1 January 1989      Deed of Assignment (Chevron re-
                         organisation)

80.  27 May 1981         Various consents relating to BP's
                         acquisition of Sunlite's' interests in
                         P.213 and P.141

81.  26 June 1981        Various consents relating to BP's
                         acquisition of Sunlite's interests)

82.  24 June 1981        Stamp Duty Agreement

83.  30 June 1981        Deed of Assignment (Shell/Esso became
                         licencees)

84.  26 January 1982     Amendment to Operating Agreement
                         (Oxoco's beneficial interest vested in
                         Petrolex)

85.  27 March 1984       Deed of Assignment (Esso re-
                         organisation)

86.  27 March 1984       JOA Novation Agreement

87.  28 March 1984       Deed of Assignment (Petrolex re-
                         organisation)

88.  28 March 1984       Amendment to JOA (Petrolex re-
                         organisation)

89.  17 April 1984       Deed of Assignment (Berkeley to Santa
                         Fe) Block 16/26 & JOA Novation

89.  11 May 1984         Deed of Assignment (Tanks re-
                         organisation)

90.  11 May 1984         JOA Novation

91.  16 September 1985   Deed of Assignment (Petrolex (Aran
                         Energy) re-organisation)

92.  16 September 1985   JOA Novation

93.  10 July 1972        P.213 Licence with effective date of 15
                         March 1972

94.  15 April 1975       P.213 Licence with effective date of 15
                         March 1972

95.  5 May 1977          DEn consent to assignment to Gulf (UK)
                         Offshore Investments Limited

96.  20 May 1977         DEn consent to assignment to Asamera Oil
                         (UK) Ltd.

97.  27 May 1977         Deed of Assignment (Asamera)

98.  15 November 1977    Deed of Assignment (Gulf)

99.  15 March 1978       Schedule of Retained Areas

100. 14 February 1979    Joint Operating Agreement

101. 7 February 1980     JOA Amendment (Berkely Exploration
                         replaced Berry Wiggans)



102. 14 March 1980       Side Letter BP Petroleum Development
                         Limited re proposed sale of CGF's
                         interests

103. 30 June 1980        Side Letter BP Petroleum Development Ltd
                         re proposed agreement for the sale of
                         GCF's int.


104. 1 July 1980         Sale and Purchase Agreement Consolidated
                         Gold Fields/BPPD

105. 1 July 1980         Stamp Duty Agreement

106. 1 July 1980         Novation of Test Well Agreement

107. 3 July 1980         DEn consent to assignment from
                         Consolidated Gold Fields to BP

108. 31 July 1980        Amendment to Sale and Purchase Agreement

109. 31 July 1980        Deed of Assignment

110. 31 July 1980        Side Letter Consolidated Gold Fields/BP
                         JOA Novation

111. 15 September 1980   Side Letter BP Petroleum Dev Ltd. re
                         Test Well Agreement to Blocks 16/26 and
                         15/30

                                SCHEDULE 7


                                  PART 1

1.   Deed of Assignment of the Licence

2.   Working Interest Assignment


                                  PART 2

1.   Novation and Amendment of the Joint Operating Agreement

2.   Novation of a Supplemental Agreement dated 10 October 1990

3.   Memorandum of Understanding dated 1 November 1994

4.   Assignment of the Alba Crude Marketing and Sale and Purchase
     Agreement

5.   Crude Oil Transportation Agreement dated 16 November 1993